Select Inquiries Received through November 16, 2007

1. Now that ‘purchase program loans’ are becoming a larger part of your quarterly originations, can you share with us the unit economics of those loans, including the average purchase price as a percent of the individual consumer loan and the expected average collection rate.  Also, are these purchase loans acquired from dealers that also utilize your traditional advance model, or is a dealer typically doing one or the other?  Why does a dealer chose the purchase method rather than the advance method?

For the nine months ended September 30, 2007, key statistics for our purchase loan originations were as follows:

Average consumer loan (principal + interest)	$15,016
Average purchase price	$7,374
Purchase price %	49.1%
Forecasted collection rate	70.9%

We have priced the purchase program to yield roughly the same economic profit per unit as compared to the traditional 80-20 program.

During the first nine months of 2007, approximately 50% of the loans received under the purchase program were received from dealer-partners that also originated traditional 80-20 business during the same calendar month. From the dealer-partner’s perspective, the traditional 80-20 program provides higher profitability over the entire life of the loan, as compared to the purchase program, but reduced cash flow at the time of origination. Dealer-partners who value current period cash flow tend to use the purchase program. Dealer-partners using the traditional 80-20 program are willing to sacrifice some amount of current period cash flow to generate higher profitability over time. Dealer-partners using both programs make the decision of which program to use considering these same factors on a deal by deal basis.

2. Last year the Company stated that it was experimenting with lower prices, with the hope that the additional volume would create more Economic Profit. Looking at the volume over the past several quarters, it appears this strategy resulted in materially higher volumes. It also appears as if the Company’s anticipated collections were in line with expectations. That said, the incremental volumes did not produce additional Economic Profit — volumes increased, but Economic Profit was flat. The Company then recently stated that it was going to adjust pricing, presumably shifting away from higher volume/lower pricing approach. On this topic I have several questions:

Is the characterization above accurate?

We would characterize our position with respect to Economic Profit as follows:

The financial results so far this year show that Economic Profit is up 13% year to date as compared to the same period in 2006. It is too early to make precise comparisons regarding the amount of Economic Profit generated on new loans written in 2007 as compared to the prior year, although the best information we have indicates that 2007 originations will produce marginally higher Economic Profit as compared to 2006.

We agree that the third quarter pricing changes resulted in increased loan volume and collection rates that are generally in line with expectations.

Finally, you say above that we recently indicated we were going to adjust pricing. Actually we indicated that we had adjusted pricing already (during the first six months of 2007). We have not disclosed any future intentions with respect to pricing.

3. If the higher volume at lower prices approach did not produce the results you expected, why did that happen? What was different from what you expected? If the approach was working as you planned, why did it change?

As we stated in our answer to question # 3 in September, we became concerned about the narrowing spread between the advance rate and the collection rate. As a result, we implemented additional pricing changes to increase the spread. (For a more complete explanation see our answer to question # 3 posted in September.)

4. I noticed the impressive volume growth for October. For the first time in quite a while, the Company indicated that there might be favorable developments on the competition front, given the tough overall credit environment. Is it fair to assume that the Company believes it can generate more Economic Profit at higher spreads today than it did last year, when the pricing changes were discussed?

It is difficult to forecast what impact the external environment will have on the level of Economic Profit we generate.

It is clear that there are two external factors that will very likely impact our financial results over the next year: (1) the ability for companies in our industry to attract capital (2) the impact of the external environment on loan performance. It is likely that these factors will impact individual companies differently. So far, our loan performance has been consistent with expectations, while other companies in our industry have reported higher than expected loss rates. To the extent this continues, our competitive position will be enhanced.

The debt markets are also likely to impact individual companies differently. There are both strengths and weaknesses in our current position relative to attracting the capital we need to grow our business. Our requirements for additional debt capital next year are modest compared to many of our competitors. In addition, compared to most companies in our industry we maintain a very conservative capital structure and produce higher returns on capital. However, our business model is unique and we have seen that work to our disadvantage at times in our history. Given this, it is difficult to assess how the current state of the debt markets will impact our results next year.

5. As a long term holder, it is comforting to know the Company can experiment within its business, and make the required adjustments. Any color you can provide in that regard as it relates to the recent pricing adjustments would be helpful.

Because the information we disclose in this forum is public, we prefer to keep the information disclosed at a high level so competitors do not learn from our experiences. Having said this, we continue to learn more about how to price our product optimally and we believe there is room for improvement in this area.